Exhibit 99.1

       B/E Aerospace Announces the Appointment of Charles L. Chadwell and
                   Arthur E. Wegner to the Board of Directors

         WELLINGTON, Fla.--(BUSINESS WIRE)--Jan. 30, 2007--B/E Aerospace Inc. (Nasdaq:BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced the appointment of Charles L. Chadwell and Arthur E. Wegner to its Board of Directors, effective January 29, 2007. The appointments of Mr. Chadwell and Mr. Wegner will increase the size of B/E's board to nine members. Mr. Chadwell has also been appointed to serve as a member of the Compensation Committee and Mr. Wegner has been appointed to serve as a member of the Audit Committee.

         Prior to joining B/E's board, Mr. Chadwell served as Vice President and General Manager, Commercial Engine Operations for GE Aircraft Engines until his retirement in 2002. Mr. Chadwell joined General Electric in 1965 and has held a variety of senior management positions with GE Aircraft Engines, including Vice President - Human Resources, Vice President and General Manager - Product and Procurement, General Manager - Sourcing Operations, among others, during his distinguished career.

         Prior to joining B/E's board, Mr. Wegner served as Executive Vice President of Raytheon Company and Chairman of Raytheon Aircraft, until his retirement from both positions in 2000. Mr. Wegner joined Raytheon Company in July 1993 and served in a variety of senior management positions. Prior to joining Raytheon Company, Mr. Wegner spent 20 years with United Technologies Corporation, where he served in various senior management positions, including Executive Vice President and President of United Technologies Corporation's Aerospace and Defense Sector.

         Amin J. Khoury, Chairman of B/E's Board of Directors and B/E's Chief Executive Officer, said: "I am very pleased to welcome Mr. Chadwell and Mr. Wegner to our Board of Directors. Mr. Chadwell's and Mr. Wegner's depth of experience in our industry will further strengthen our board and provide a valuable contribution to B/E. They both share our commitment to quality and continuous improvement in all facets of our business, and will bring to the board valuable perspective in many important areas."

         About B/E Aerospace, Inc.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.

CONTACT: B/E Aerospace, Inc.
         Greg Powell, Director of Investor Relations
         561-791-5000 ext. 1450